August 1, 2005

Alpharma Reports Second Quarter 2005 Earnings Per Share of $0.38
Company Raises Full Year 2005 EPS Expectation

16% Revenue Growth, Record Free Cash Flow of $93 Million

Fort Lee, NJ August 1, 2005 Alpharma Inc. (NYSE:ALO), a leading global specialty pharmaceutical company, today announced second quarter 2005 diluted earnings per share ("EPS") of $0.38. During the second quarter of 2005, the company recorded income tax expense of $0.8 million ($0.01 EPS) related to the repatriation of $12 million of foreign earnings under the provisions of the American Jobs Creation Act. Excluding this charge, EPS for the quarter was $0.39 versus $0.17 in the second quarter 2004, excluding identified charges.*

Second-quarter revenue rose 16% excluding the positive impact of foreign currency ($5 million) and revenue from operations divested in 2004 ($3 million). Operating income of $40.2 million for the second quarter of 2005 increased by 189% compared to second quarter 2004 operating income of $13.9 million, excluding identified charges. Operating margins were 10.9% in the second quarter of 2005, more than double 2004 operating margins of 4.4%, excluding charges.

The company attributed its strong second quarter results to a variety of factors including:

  Revenue increases in its U.S. Generics, Animal Health, International Generics and Branded Pharmaceutical businesses.

  Significant margin improvements in its Animal Health, U.S. Generics and International Generics businesses.

  Continued strong margins in its Active Pharmaceuticals Ingredients business.

  Continued growth in Branded Pharmaceuticals.

* For a detailed schedule of identified charges, see supplemental Schedules I and II.

The company generated free cash flow of $93 million in the second quarter of 2005. Free cash flow is based on reported operating cash flow less capital expenditures, purchased intangibles and dividend payments. The company uses free cash flow as a measurement of funds available to reduce debt and invest in growth initiatives. The company has generated $129 million of free cash flow in the first half of 2005 and reduced debt from $702 million at December 31, 2004 to $532 million at June 30, 2005. The strong free cash flow was generated, in part, as a result of significant reductions in working capital.

"We continue to see improvement across our businesses," said Alpharma President, Chief Executive Officer, and Vice Chairman Ingrid Wiik. "Operating income more than doubled when compared to the second quarter of 2004, and the company generated record free cash flow in the quarter. In addition, we have reduced debt by $170 million since the beginning of 2005. Despite $18 million less contribution from gabapentin in the second quarter versus the first quarter of 2005, second quarter operating earnings were comparable to the first quarter because of continued broad-based improvement in our businesses. As a result of our strong second quarter performance, we are raising our expectations for 2005 and now expect full year 2005 EPS to exceed our 2004 EPS of $0.56, excluding identified charges."

The company reported EPS of $0.55 for the first six months of 2005. Excluding identified charges, first half 2005 EPS was $0.76 versus $0.22 in the first half of 2004. Revenues for the first six months of 2005 amounted to $746 million, an increase of 19% versus the first half of 2004. Operating income of $81 million and operating margins of 10.9% in the first six months of 2005 were significantly higher than first half 2004 operating income and margins of $23.1 million and 3.7%, respectively, excluding identified charges. Results in the first half of 2004 included $16.9 million related to a metformin ER profit sharing agreement that ended in May 2004. First half 2005 results include USG sales of gabapentin that contributed approximately $50 million in operating income. Year-over-year first half operating income, excluding these items, increased approximately $25 million, reflecting significant margin improvement in the Animal Health and International Generics businesses which was partially offset by increased sales and marketing spending related to KADIAN® as well as reduced API margins.

Second Quarter 2005 Business Review

Human Pharmaceuticals

U.S. Generic Pharmaceuticals (USG): Year-to-year comparisons in USG are impacted by approximately $45 million in gabapentin sales and $16 million of operating income in the second quarter of 2005, and $8.8 million in revenue and operating income in 2004 related to a profit sharing agreement for the sale of metformin ER. Income related to the metformin ER agreement is classified in 2004 as "Other Income" in the consolidated statement of operations, but for segment reporting purposes, is included in USG operating results.

USG second quarter 2005 revenues of $128.2 million increased approximately $27 million compared to 2004 primarily due to sales of gabapentin capsules and tablets, products that were launched in the fourth quarter of 2004. The company's exclusivity period for gabapentin capsules and tablets ended in April 2005, and June 2005, respectively. USG operating income in the second quarter of 2005 was $7 million versus a loss of $4.3 million in 2004 and operating margins were 5.5% in 2005 versus an operating loss of 4.3% in 2004. Excluding the $16 million contribution of gabapentin in the second quarter of 2005 and the profit sharing income related to the metformin ER agreement in the second quarter of 2004, operating income in USG's base business improved approximately $4 million.

International Generics (IG): Revenues were $102.7 million in the quarter, an increase of 6% versus last year's second quarter. Excluding positive currency impacts, revenues increased 2% due to increased sales in the UK and Nordic markets and increased sales of over-the-counter products. Operating income was $12.1 million in the second quarter of 2005 versus $8.2 million in the second quarter of 2004, with operating margins of 11.8% and 8.4%, respectively. The increase in operating margins was due to favorable product mix, reduced costs, and the timing of selling and marketing expenses.

Branded Pharmaceuticals (BP): Revenues of the company's branded product, KADIAN®, increased $5.5 million in the second quarter of 2005 compared to 2004. In the second half of 2004 and the first quarter of 2005, the company significantly expanded its KADIAN® sales force which has resulted in increased prescription growth of this brand. Year-to-date 2005 prescriptions grew 28% and prescriptions in the second quarter of 2005 grew 29% versus the comparable period of 2004.

Operating margins in the second quarter of 2005 decreased to 9.8% from 15.6% in the second quarter of 2004 reflecting expenses related to the expanded sales force and increased research and development spending related to the next generation KADIAN® product.

Active Pharmaceutical Ingredients (API): API second quarter revenues were $36.4 million, a 10% decline versus the second quarter of 2004. Excluding foreign currency effects, revenues decreased 11%. API operating income in the second quarter of 2005 was $15.4 million versus $22.6 million a year ago, and margins in the second quarter were 42.3% versus 56.1% a year ago. The decline in revenues and operating income was primarily due to targeted price reductions on select products in early 2005, and increased research and development spending.

Animal Health

Second quarter revenues were $79.8 million compared to $71.5 million in 2004, an increase of 12%. Excluding the positive impact of foreign currency and revenues related to the Aquatics operation sold in the third quarter of 2004, revenues grew 15%. Revenue growth was driven by strong sales in U.S. livestock markets and the European region.

Operating margins were 19.3% in 2005 versus 9.8% in the second quarter of 2004, excluding revenues ($3.0 million), an operating loss ($1.4 million), and loss on sale ($9.5 million) related to the company's former aquatic operations which were sold in July 2004. The year-to-year margin improvement reflects increased volumes, favorable product mix, and reduced unit costs due to third-party sourcing strategies.

Historically, Animal Health revenues have been significantly stronger in the second half of the year. In 2005, the company does not expect this historical seasonality to be as significant, due to the strong first half revenues and production constraints on certain products.

Second Quarter Comparison of Other Consolidated Income Statement Items

Selling, general and administrative expenses increased $9.1 million, primarily due to approximately $5 million of incremental spending related to Kadian® marketing programs and the expansion of the Kadian® sales force, and the effects of foreign exchange (approximately $1 million).

Research and development expense decreased $4.6 million in the quarter, primarily due to the timing of spending in USG. Research and development expense increased 6.6% year-to-date through June 2005.

At June 30, 2005, USG had 12 ANDAs pending with the FDA representing $7.2 billion in brand sales. Six of these ANDAs related to potential paragraph IV opportunities. Eight of these ANDAs relate to solid dose products, and four to liquid and topical dose products.

Interest expense and amortization of debt issuance costs declined $2.9 million versus 2004 primarily due to decreased debt levels as well as lower amortization of debt issue costs, partially offset by higher interest rates.

Other income was $2.2 million in 2005, compared to $13 million in 2004. Results in 2004 include $6 million of income from miscellaneous asset sales, and $8.8 million of income related to the metformin ER agreement.

The company recorded income tax expense of $10.6 million in the second quarter of 2005 which included $0.8 million of expense related to the repatriation of earnings. The company's consolidated effective tax rate, excluding tax expense related to repatriated earnings, was 32% versus 30% in the second quarter of 2004.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of charges and related income tax expense on repatriated earnings and the impact of foreign currency on revenues and certain other operating results, and the effect of certain other items and charges on the results of operations, as outlined in Supplemental Schedules I and II. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K/A for the year ended December 31, 2004.

Alpharma press releases are also available at our website: http://www.alpharma.com.

The company's Business Conduct Guidelines are available on the company's website at www.Alpharma.com by clicking first on the "About Alpharma" tab and then on the "Our Business Guidelines" tab, and in print, without charge, to any Stockholder requesting a copy in writing to "Investor Relations" at the company's offices in Fort Lee, New Jersey.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma is a leading manufacturer of generic pharmaceutical products in the U.S., and also has a growing branded franchise in the chronic pain market with its morphine- based extended release KADIAN® product. It is also one of the largest suppliers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss second quarter 2005 results at 8:30 A.M Eastern Standard Time on Tuesday, August 2, 2005. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 8170393

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from August 2, 2005 at 12:00 PM Eastern Time until August 9, 2005 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 8170393

# # #

Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Total revenue	$367,889	$315,975	$746,032	$627,636
Cost of sales	208,822	187,702	429,439	381,369
Gross profit	159,067	128,273	316,593	246,267
Selling, general and administrative expenses	100,713	91,619	193,750	190,575
Research and development	18,137	22,769	41,019	38,466
Asset impairments and other - Aquatics	--	9,474		9,474
Goodwill impairment-adjustment of estimate	--	--	815	--
Operating income (loss)	40,217	4,411	81,009	7,752
Interest expense and amortization of debt issuance costs	(11,728)	(14,632)	(26,232)	(29,127)
Loss on extinguishment of debt	--	(1,934)	(1,884)	(2,795)
Other income, net	2,160	13,009	2,228	20,720
Income (loss) before income taxes	30,649	854	55,121	(3,450)
Provision (benefit) for income taxes	10,623	260	26,281	(903)
Net income (loss)	$20,026	$594	$28,840	$(2,547)

Average common shares outstanding on a diluted basis	52,627	52,518	52,597	51,949

Diluted earnings (loss) per common share	$0.38	$0.01	$0.55	$(0.05)

Dividends per common share	$0.045	$0.045	$0.09	$0.09

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended June 30,	Revenues		Operating income (loss)
	2005	2004	2005	2004

U.S. Generic Pharmaceuticals	$128.2	$100.8*	$7.0	$(4.3)*
Operating Margin			5.5%	(4.3)%
International Generics	102.7	97.1	12.1	8.2
Operating Margin			11.8%	8.4%
Branded Pharmaceuticals	23.5	18.0	2.3	2.8
Operating Margin			9.8%	15.6%
Active Pharmaceutical Ingredients	36.4	40.3	15.4	22.6
Operating Margin			42.3%	56.1%
Total Human Pharmaceuticals	290.8	256.2	36.8	29.3
Operating Margin			12.7%	11.4%
Animal Health	79.8	71.5	15.4	(4.2)***
Operating Margin			19.3%	(5.9)%
Unallocated and Eliminations	(2.7)	(11.7)**	(12.0)	(20.7)**

Total	$367.9	$316.0	$40.2	$4.4

Operating Results by Segment (Unaudited)
(in millions)

Six Months Ended June 30,	Revenues		Operating income (loss)
	2005	2004	2005	2004

U.S. Generic Pharmaceuticals	$288.4	$203.0*	$22.4	$(7.8)*
Operating Margin			7.8%	3.8%
International Generics	196.6	187.8	19.3	11.6
Operating Margin			9.8%	6.2%
Branded Pharmaceuticals	41.9	29.5	3.0	1.8
Operating Margin			7.2%	6.1%
Active Pharmaceutical Ingredients	71.4	74.0	29.9	40.9
Operating Margin			41.9%	55.3%
Total Human Pharmaceuticals	598.3	494.3	74.6	46.5
Operating Margin			12.5%	9.4%
Animal Health	154.3	156.0	29.2	0.0***
Operating Margin			18.9%	0%
Unallocated and Eliminations	(6.6)	(22.7)**	(22.8)	(38.7)**

Total	$746.0	$627.6	$81.0	$7.8

* Includes $8.8 million and $16.9 million related to metformin ER agreement in the three months and six month period ended June 30, 2004, respectively.

** Includes a reversal of ($8.8) and ($16.9) million to re-class amounts related to the metformin ER agreement to "Other Income" on the Consolidated Statement of Operations in the three month and six month period ended June 30, 2004, respectively.

*** Includes asset impairments related to the sale of the Aquatics business of $9.5 million

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	June 30, 2005 (unaudited)	December 31, 2004
Cash and cash equivalents	$ 50,689	$ 105,212
Other current assets	468,620	566,860
Non-current assets	1,235,418	1,331,770
Total assets	$1,754,727	$2,003,842

Current liabilities, excluding debt	$ 320,809	$ 348,671
Total debt	531,751	701,735
Deferred taxes and other	65,679	69,794
Stockholders' equity	836,488	883,642
Total liabilities and stockholders' equity	$1,754,727	$2,003,842

ALPHARMA INC.
Supplemental Schedule I
Reconciliation of Reported EPS to Non-GAAP EPS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Reported EPS	$0.38	$0.01	$0.55	$(0.05)
Taxes on repatriated earnings	0.01	--	0.18	--
Write-off of debt issue costs in connection with pre-payment of debt	--	0.03	0.03	0.04
Loss on sale of Aquatic operations	--	0.13	--	0.13
Severance/ workforce reductions	--	--	--	0.08
Loss on sale of AHD distribution company	--	--	--	0.02
Non-GAAP EPS	$0.39	$0.17	$0.76	$0.22

ALPHARMA INC.
Supplemental Schedule I
Reconciliation of Reported Operating Income to Non-GAAP Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Reported Operating Income	$40.2	$4.4	$81.0	$7.8
Loss on sale of Aquatic operations		9.5		9.5
Severance/ workforce reductions				5.8
Non-GAAP Operating Income	$40.2	$13.9	$81.0	$23.1